                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*


                         Robotic Vision Systems, Inc.
          -----------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
          -----------------------------------------------------------
                         (Title of Class of Securities)


                                  771074-10-1
          -----------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2000
          -----------------------------------------------------------
             Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  -----------------------                                 --------------------
   CUSIP NO. 771074-10-1              13G                  Page 2 of 28 Pages
  -----------------------                                 --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Citadel Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois Limited Partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                                 0

                   -----------------------------------------------------------
     NUMBER OF            SHARED VOTING POWER

      SHARES         6    17,600 shares of Common Stock
                          7,000 Prepaid Common Stock Purchase Warrants
   BENEFICIALLY             (exercisable into 1,522,811 shares of Common
                            Stock)/(1)(2)(3)/
     OWNED BY             376,923 Incentive Stock Purchase Warrants
                            (exercisable into 376,923 shares of Common
       EACH                 Stock)/(1)(3)/
                          2,000,000 New Warrants (exercisable into 2,000,000
     REPORTING              shares of Common Stock)/(1)(3)/
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7
       WITH                      0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES/(3)/*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 10.0% as of December 31, 2000./(3)/ (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------

----------------
/(1)/ See Item 4, Endnote 1.

/(2)/ Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

/(3)/ Pursuant to the terms of the Prepaid Common Stock Purchase Warrants, the Incentive Stock Purchase Warrants and the New Warrants, the Reporting Person cannot be the "beneficial owner" of more than 10.0% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

  -----------------------                                 --------------------
   CUSIP NO. 771074-10-1              13G                  Page 3 of 28 Pages
  -----------------------                                 --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name GLB Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                                 0

                   -----------------------------------------------------------
     NUMBER OF            SHARED VOTING POWER

      SHARES         6    17,600 shares of Common Stock
                          7,000 Prepaid Common Stock Purchase Warrants
   BENEFICIALLY             (exercisable into 1,522,811 shares of Common
                            Stock)/(1)(2)(3)/
     OWNED BY             376,923 Incentive Stock Purchase Warrants
                            (exercisable into 376,923 shares of Common
       EACH                 Stock)/(1)(3)/
                          2,000,000 New Warrants (exercisable into 2,000,000
    REPORTING               shares of Common Stock)/(1)(3)/
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7
       WITH                      0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES/(3)/*
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 10.0% as of December 31, 2000./(3)/ (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------

----------------
/(1)/ See Item 4, Endnote 1.

/(2)/ Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

/(3)/ Pursuant to the terms of the Prepaid Common Stock Purchase Warrants, the Incentive Stock Purchase Warrants and the New Warrants, the Reporting Person cannot be the "beneficial owner" of more than 10.0% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

  -----------------------                                 --------------------
   CUSIP NO. 771074-10-1              13G                  Page 4 of 28 Pages
  -----------------------                                 --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Citadel Investment Group, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Liability Company, U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                                 0

------------------------------------------------------------------------------
                          SHARED VOTING POWER
                     6    17,600 shares of Common Stock
     NUMBER OF            7,000 Prepaid Common Stock Purchase Warrants
                            (exercisable into 1,522,811 shares of Common
      SHARES                Stock/(1)(2)(3)/
                          376,923 Incentive Stock Purchase Warrants
   BENEFICIALLY             (exercisable into 376,923 shares of Common
                            Stock)/(1)(3)/
     OWNED BY             2,000,000 New Warrants (exercisable into 2,000,000
                            shares of Common Stock)/(1)(3)/
       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
    REPORTING        7
                                 0
      PERSON
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 10.0% as of December 31, 2000./(3)/ (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO; HC
------------------------------------------------------------------------------

/(1)/ See Item 4, Endnote 1.

/(2)/ Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

/(3)/ Pursuant to the terms of the Prepaid Common Stock Purchase Warrants, the Incentive Stock Purchase Warrants and the New Warrants, the Reporting Person cannot be the "beneficial owner" of more than 10.0% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

  -----------------------                                 --------------------
   CUSIP NO. 771074-10-1              13G                  Page 5 of 28 Pages
  -----------------------                                 --------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Name  Kenneth Griffin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen, U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                                 0

------------------------------------------------------------------------------
                          SHARED VOTING POWER
                     6    17,600 shares of Common Stock
     NUMBER OF            7,000 Prepaid Common Stock Purchase Warrants
                            (exercisable into 1,522,811 shares of Common
      SHARES                Stock)/(1)(2)(3)/
                          376,923 Incentive Stock Purchase Warrants
   BENEFICIALLY             (exercisable into 376,923 shares of Common
                            Stock)/(1)(3)/
     OWNED BY             2,000,000 New Warrants (exercisable into 2,000,000
                            shares of Common Stock)/(1)(3)/
       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
    REPORTING        7
                                 0
      PERSON
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 10.0% as of December 31, 2000./(3)/ (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

/(1)/ See Item 4, Endnote 1.

/(2)/ Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

/(3)/ Pursuant to the terms of the Prepaid Common Stock Purchase Warrants, the Incentive Stock Purchase Warrants and the New Warrants, the Reporting Person cannot be the "beneficial owner" of more than 10.0% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

  -----------------------                                 --------------------
   CUSIP NO. 771074-10-1              13G                  Page 6 of 28 Pages
  -----------------------                                 --------------------



------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Wellington Partners Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois Limited Partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                                 0

                   -----------------------------------------------------------
     NUMBER OF            SHARED VOTING POWER
                     6
      SHARES              1,800 shares of Common Stock
                          2,450 Prepaid Common Stock Purchase Warrants
   BENEFICIALLY             (exercisable into 967,106 shares of Common
                            Stock)/(1)(2)/
     OWNED BY             131,923 Incentive Stock Purchase Warrants
                            (exercisable into 131,923 shares of Common Stock)
                            /(1)/
       EACH               780,000 New Warrants (exercisable into 780,000
                            shares of Common Stock)/(1)/
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7
                                 0
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
       See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 5.1% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------

----------------
/(1)/ See Item 4, Endnote 1.

/(2)/ Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

  -----------------------                                 --------------------
   CUSIP NO. 771074-10-1              13G                  Page 7 of 28 Pages
  -----------------------                                 --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name WNPH, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Liability Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         Up to 0.0% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

  -----------------------                                 --------------------
   CUSIP NO. 771074-10-1              13G                  Page 8 of 28 Pages
  -----------------------                                 --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name WCH, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Liability Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 0.0% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

  -----------------------                                 --------------------
   CUSIP NO. 771074-10-1              13G                  Page 9 of 28 Pages
  -----------------------                                 --------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name NP Partners
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 0.0% as of December 31, 2000.  (Based on
      35,273,608 shares of Common Stock issued and
      outstanding as of December 22, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO
------------------------------------------------------------------------------

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 10 of 28 Pages
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Wingate Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,800 shares of Common Stock
                          2,450 Prepaid Common Stock Purchase Warrants
     OWNED BY               (exercisable into 967,106 shares of Common
                            Stock)/(1)(2)/
       EACH               131,923 Incentive Stock Purchase Warrants
                            (exercisable into 131,923 shares of Common
    REPORTING               Stock)/(1)/
                          780,000 New Warrants (exercisable into 780,000
      PERSON                shares of Common Stock)/(1)/
                   ------------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7
                                 0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 5.1% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

----------------
/(1)/See Item 4, Endnote 1.

/(2)/Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 11 of 28 Pages
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Kensington Global Strategies Fund, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    15,800 shares of Common Stock
                          4,550 Prepaid Common Stock Purchase Warrants
     OWNED BY               (exercisable into 1,796,053 shares of Common
                            Stock)/(1)(2)/
       EACH               245,000 Incentive Stock Purchase Warrants
                            (exercisable into 245,000 shares of Common
    REPORTING               Stock)/(1)/
                          1,220,000 New Warrants (exercisable into 1,220,000
      PERSON                shares of Common Stock)/(1)/
                   -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7
                                 0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 8.5% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
-------------------------------------------------------------------------------

      TYPE OF REPORTING PERSON*
12
      CO; HC
------------------------------------------------------------------------------

----------------
(1) See Item 4, Endnote 1.

(2) Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 12 of 28 Pages
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Fisher Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    15,800 shares of Common Stock
                          4,550 Prepaid Common Stock Purchase Warrants
     OWNED BY               (exercisable into 1,796,053 shares of Common
                            Stock)/(1)(2)/
       EACH               245,000 Incentive Stock Purchase Warrants
                            (exercisable into 245,000 shares of Common
    REPORTING               Stock)/(1)/
                          1,220,000 New Warrants (exercisable into 1,220,000
      PERSON                shares of Common Stock)/(1)/
                   -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7
                                 0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 8.5% as of December 31, 2000. (Based on 35,273,608 Shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------


----------------
(1)See Item 4, Endote 1.

(2)Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 13 of 28 Pages
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Olympus Securities, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 0.0% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 14 of 28 Pages
  -----------------------                                ---------------------

                                 SCHEDULE 13G
                                 ------------

Item 1(a)  Name of Issuer:  Robotic Vision Systems, Inc.

     1(b)  Address of Issuer's Principal Executive Offices:

                            425 Rabro Drive East
                            Hauppauge, NY 11788

Item 2(a)  Name of Person Filing
Item 2(b)  Address of Principal Business Office
Item 2(c)  Citizenship

                            Citadel Limited Partnership
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Illinois limited partnership

                            GLB Partners, L.P.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Delaware limited partnership

                            Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Delaware limited liability company

                            Kenneth Griffin
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            U.S. Citizen

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 15 of 28 Pages
  -----------------------                                ---------------------


                            Wellington Partners Limited Partnership
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Illinois limited partnership

                            WNPH, L.L.C.
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Delaware limited liability company

                            WCH, L.L.C.
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Delaware limited liability company

                            NP Partners
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Bermuda limited partnership

                            Wingate Capital Ltd.
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Cayman Islands company

                            Kensington Global Strategies Fund, Ltd.
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Bermuda company

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 16 of 28 Pages
  -----------------------                                ---------------------


                            Fisher Capital Ltd.
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Cayman Islands company

                            Olympus Securities, Ltd.
                            c/o Citadel Investment Group, L.L.C.
                            225 W. Washington
                            9th Floor
                            Chicago, Illinois 60606
                            Bermuda corporation

   2(d)  Title of Class of Securities:

                            Common Stock, par value $0.01 per share

   2(e)  CUSIP Number:   771074-10-1


Item 3   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

         (a)    [__] Broker or dealer registered under Section 15 of the
                     Exchange Act;

         (b)    [__] Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)    [__] Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act;

         (d)    [__] Investment company registered under Section 8 of the
                     Investment Company Act;

         (e)    [__] An investment adviser in accordance with Rule 13d-
                     1(b)(1)(ii)(E);

         (f)    [__] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)    [__] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

         (h)    [__] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

         (i)    [__] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)    [__] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [X]

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 17 of 28 Pages
  -----------------------                                ---------------------



Item 4   Ownership:

CITADEL LIMITED PARTNERSHIP

    (a)  Amount beneficially owned:

17,600 shares of Common Stock
7,000 Prepaid Common Stock Purchase Warrants (exercisable into 1,522,811 shares of Common Stock)/(1)(2)/
376,923 Incentive Stock Purchase Warrants (exercisable into 376,923 shares of Common Stock)/(1)/
2,000,000 New Warrants (exercisable into 2,000,000 shares of Common Stock)/(1)/

    (b)  Percent of Class:

Up to 10.0% as of December 31, 2000./(1)/ (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

    (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

GLB PARTNERS, L.P.

    (a)  Amount beneficially owned:

17,600 shares of Common Stock
7,000 Prepaid Common Stock Purchase Warrants (exercisable into 1,522,811 shares of Common Stock)/(1)(2)/
376,923 Incentive Stock Purchase Warrants (exercisable into 376,923 shares of Common Stock)/(1)/
2,000,000 New Warrants (exercisable into 2,000,000 shares of Common Stock)/(1)/

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 18 of 28 Pages
  -----------------------                                ---------------------


    (b)  Percent of Class:

Up to 10.0% as of December 31, 2000./(1)/ (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

    (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                     0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                     0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

CITADEL INVESTMENT GROUP, L.L.C.

    (a)  Amount beneficially owned:

17,600 shares of Common Stock
7,000 Prepaid Common Stock Purchase Warrants (exercisable into 1,522,811 shares of Common Stock)/(1)(2)/
376,923 Incentive Stock Purchase Warrants (exercisable into 376,923 shares of Common Stock)/(1)/
2,000,000 New Warrants (exercisable into 2,000,000 shares of Common Stock)/(1)/

    (b)  Percent of Class:

Up to 10.0% as of December 31, 2000./(1)/ (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

    (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                     0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 19 of 28 Pages
  -----------------------                                ---------------------


         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

KENNETH GRIFFIN

    (a)  Amount beneficially owned:

17,600 shares of Common Stock
7,000 Prepaid Common Stock Purchase Warrants (exercisable into 1,522,811 shares of Common Stock)/(1)(2)/
376,923 Incentive Stock Purchase Warrants (exercisable into 376,923 shares of Common Stock)/(1)/
2,000,000 New Warrants (exercisable into 2,000,000 shares of Common Stock)/(1)/

    (b)  Percent of Class:

Up to 10.0% as of December 31, 2000./(1)/ (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

    (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 20 of 28 Pages
  -----------------------                                ---------------------


WELLINGTON PARTNERS LIMITED PARTNERSHIP

    (a)  Amount beneficially owned:

1,800 shares of Common Stock
2,450 Prepaid Common Stock Purchase Warrants (exercisable into 967,106 shares of Common Stock)/(1)(2)/
131,923 Incentive Stock Purchase Warrants (exercisable into 131,923 shares of Common Stock)/(1)/
780,000 New Warrants (exercisable into 780,000 shares of Common Stock)/(1)/

    (b)  Percent of Class:

Approximately 5.1% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

    (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

WNPH, L.L.C.

    (a)  Amount beneficially owned:

         0

    (b)  Percent of Class:

Up to 0.0% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000.)

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 21 of 28 Pages
  -----------------------                                ---------------------


    (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                    0

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                    0

WCH, L.L.C.

    (a)  Amount beneficially owned:

         0

    (b)  Percent of Class:

Up to 0.0% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000.)

    (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                    0

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 22 of 28 Pages
  -----------------------                                ---------------------


NP PARTNERS

  (a)  Amount beneficially owned:

         0

  (b)  Percent of Class:

Up to 0.0% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000.)

  (c) Number of shares as to which such person has:

         (i) sole power to vote or to direct the vote:

                    0

         (ii) shared power to vote or to direct the vote:

                    0

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv) shared power to dispose or to direct the disposition of:

                    0

WINGATE CAPITAL LTD.

  (a)  Amount beneficially owned:

1,800 shares of Common Stock
2,450 Prepaid Common Stock Purchase Warrants (exercisable into 967,106 shares of Common Stock)/(1)(2)/
131,923 Incentive Stock Purchase Warrants (exercisable into 131,923 shares of Common Stock)/(1)/
780,000 New Warrants (exercisable into 780,000 shares of Common Stock)/(1)/

  (b)  Percent of Class:

Approximately 5.1% as of December 31, 2000. (Based on 35,273,608 Shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 23 of 28 Pages
  -----------------------                                ---------------------


  (c) Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv) shared power to dispose or to direct the disposition of:

                See item (a) above.

KENSINGTON GLOBAL STRATEGIES FUND, LTD.

  (a)  Amount beneficially owned:

15,800 shares of Common Stock
4,550 Prepaid Common Stock Purchase Warrants (exercisable into 1,796,053 shares of Common Stock)/(1)(2)/
245,000 Incentive Stock Purchase Warrants (exercisable into 245,000 shares of
  Common Stock)/(1)/
1,220,000 New Warrants (exercisable into 1,220,000 shares of Common Stock)/(1)/

  (b)  Percent of Class:

Approximately 8.5% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

  (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 24 of 28 Pages
  -----------------------                                ---------------------


FISHER CAPITAL LTD.

  (a)  Amount beneficially owned:

15,800 shares of Common Stock
4,550 Prepaid Common Stock Purchase Warrants (exercisable into 1,796,053 shares of Common Stock)/(1)(2)/
245,000 Incentive Stock Purchase Warrants (exercisable into 245,000 shares of
  Common Stock)/(1)/
1,220,000 New Warrants (exercisable into 1,220,000 shares of Common Stock)/(1)/

  (b)  Percent of Class:

Approximately 8.5% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

  (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

OLYMPUS SECURITIES, LTD.

  (a)  Amount beneficially owned:

         0

  (b)  Percent of Class:

Up to 0.0% as of December 31, 2000. (Based on 35,273,608 shares of Common Stock issued and outstanding as of December 22, 2000.)

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 25 of 28 Pages
  -----------------------                                ---------------------


  (c)  Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                    0

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                    0

  /(1)/ As of any date ("Exercise Date"), subject to the limitations described below, a portion of the Prepaid Common Stock Purchase Warrants may be exercised into a number of shares of Common Stock determined by dividing the Stated Value of such securities ($1,000 per warrant) (plus, in the Issuer's discretion, an amount equal to any accrued but unpaid premiums due with respect to such securities) by the applicable exercise price ("Exercise Price"). The Exercise Price is equal to the lesser of (i) $3.96 ("Fixed Exercise Price") and (ii) 95% of the average of the three lowest closing bid prices (as reported on the Nasdaq National Market System) in the Pricing Period ending on the trading day immediately preceding the Exercise Date ("Market Price"). As used herein, "Pricing Period" shall mean 20 trading days, plus one additional trading day for each 30 day period between August 19, 1999 and the Exercise Date. As a result, if the Market Price is less than the Fixed Exercise Price, the Exercise Price will fluctuate depending upon the closing bid price of the Issuer's Common Stock. As a consequence, the number of shares of Common Stock into which the Prepaid Common Stock Purchase Warrants may be exercised, and consequently the number of shares of such securities which the holders of such securities may be deemed to beneficially own, may fluctuate on a daily basis based solely on the Common Stock's market price and without any action taken by the holders of such securities.

  In addition, the Incentive Stock Purchase Warrants may be exercised by the Reporting Persons into an equal number of shares of Common Stock at a fixed price of $3.96 per share at any time. The New Warrants may be exercised by the Reporting Persons into an equal number of shares of Common Stock at a fixed price of $4.02 per share at any time.

  None of the holders of the warrants reported herein may exercise such securities to the extent that, after giving effect to such exercise, through exercise of the warrants or otherwise, such holder (together with such holder's affiliates) would have acquired beneficial ownership of (as defined in Rule 13d-3, but excluding warrants other than that with respect to which such determination is made) a number of shares which, when added to the number of shares of Common Stock beneficially owned (as defined in Rule 13d-3, but excluding warrants other than that with respect to which such determination is made) at the beginning of the 60-day period ending on and including the date of such exercise, is in excess of 10.00% of the outstanding shares of the Issuer's Common Stock following such exercise during the 60-day period ending on and including such exercise date. Accordingly, the holders of such securities cannot be "beneficial owners" of

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 26 of 28 Pages
  -----------------------                                ---------------------


more than 10.00% of the securities of Issuer within the meaning of Rule 13d-3 to the extent that the prohibitions in the foregoing sentence apply, and this Schedule shall not be construed as an admission that such holders of the securities reported herein are "beneficial owners" to such extent.

  /(2)/ Prepaid Common Stock Purchase Warrants accrue premiums payable in cash or Common Stock, at the discretion of the Issuer. As of December 31, 2000, premiums of approximately $914,219 had accrued on the Prepaid Common Stock Purchase Warrants, which upon exercise of the warrants and at the discretion of the Company, could have been converted into an additional 360,876 shares of Common Stock. Such shares are not reported as beneficially owned herein.


Item 5   Ownership of Five Percent or Less of a Class:
                    Not Applicable.

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    See Item 2 above.

Item 8   Identification and Classification of Members of the Group:
                    Not Applicable.

Item 9   Notice of Dissolution of Group:
                    Not Applicable.

Item 10  Certification:

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 27 of 28 Pages
  -----------------------                                ---------------------

   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2001  /s/ Kenneth Griffin
                                       ----------------------------------
                                           Kenneth Griffin


CITADEL LIMITED PARTNERSHIP                CITADEL INVESTMENT GROUP, L.L.C.

By: GLB Partners, L.P.,                    By: /s/ Kenneth Griffin
    its General Partner                        --------------------------------
                                               Kenneth Griffin, President

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    ----------------------------------
    Kenneth Griffin, President

GLB PARTNERS, L.P.                         WELLINGTON PARTNERS LIMITED
                                           PARTNERSHIP
By: Citadel Investment Group, L.L.C.,
    its General Partner                    By: Citadel Limited Partnership,
                                               its General Partner
By:/s/ Kenneth Griffin
   -----------------------------------     By: GLB Partners, L.P.,
   Kenneth Griffin, President                  its General Partner

                                           By: Citadel Investment Group, L.L.C.,
                                               its General Partner

                                           By: /s/ Kenneth Griffin
                                               --------------------------------
                                               Kenneth Griffin, President

WNPH, L.L.C.                               NP PARTNERS

By: Wellington Partners Limited            By: WCH, L.L.C.,
    Partnership, its Sole Member               its General Partner;

By: Citadel Limited Partnership,           By: Citadel Limited Partnership,
    its General Partner                        its Sole Member

By: GLB Partners, L.P.,                    By: GLB Partners, L.P.,
    its General Partner                        its General Partner

By: Citadel Investment Group, L.L.C.,      By: Citadel Investment Group, L.L.C.,
    its General Partner                        its General Partner

By: /s/ Kenneth Griffin                    By: /s/ Kenneth Griffin
    ----------------------------------         --------------------------------
    Kenneth Griffin, President                 Kenneth Griffin, President

  -----------------------                                ---------------------
   CUSIP NO. 771074-10-1              13G                 Page 28 of 28 Pages
  -----------------------                                ---------------------


WCH, L.L.C.                                WINGATE CAPITAL LTD.

By: Citadel Limited Partnership,           By: Citadel Limited Partnership,
    its Sole Member                            its Trading Manager

By: GLB Partners, L.P.,                    By: GLB Partners, L.P.,
    its General Partner                        its General Partner

By: Citadel Investment Group, L.L.C.,      By: Citadel Investment Group, L.L.C.,
    its General Partner                        its General Partner

By: /s/ Kenneth Griffin                    By: /s/ Kenneth Griffin
    ----------------------------------         ---------------------------------
    Kenneth Griffin, President                 Kenneth Griffin, President


KENSINGTON GLOBAL STRATEGIES FUND, LTD.    OLYMPUS SECURITIES, LTD.

By: Citadel Limited Partnership,           By: Citadel Limited Partnership,
    its General Partner                        its Trading Manager

By: GLB Partners, L.P.,                    By: GLB Partners, L.P.,
    its General Partner                        its General Partner

By: Citadel Investment Group, L.L.C.,      By: Citadel Investment Group, L.L.C.,
    its General Partner                        its General Partner

By: /s/ Kenneth Griffin                    By: /s/ Kenneth Griffin
    ----------------------------------         ---------------------------------
    Kenneth Griffin, President                 Kenneth Griffin, President

FISHER CAPITAL LTD.

By: Citadel Limited Partnership,
    its Trading Manager

By: GLB Partners, L.P.,
    its General Partner

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    ----------------------------------
    Kenneth Griffin, President